Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-251390 and 333-252810) and Form S-8 (Nos. 333-254002 and 333-272351) of Rush Street Interactive, Inc. of our report dated February 18, 2026, relating to the consolidated financial statements of Rush Street Interactive, Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, and the effectiveness of Rush Street Interactive, Inc.'s internal control over financial reporting, appearing in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York
February 18, 2026